Exhibit 99.1

PLANET FITNESS APPOINTS FRANCES GREGG RATHKE TO BOARD OF DIRECTORS

NEWINGTON, N.H. (August 4, 2016) -- Planet Fitness, Inc. (NYSE: PLNT), one of the largest and fastest-growing franchisors and operators of fitness centers in the U.S., today announced the appointment of Frances Gregg Rathke to the Planet Fitness Board of Directors’ Audit Committee, effective immediately.

Chris Rondeau, chief executive officer of Planet Fitness, Inc. said, “I am excited to welcome Fran, a seasoned financial executive, to our Board of Directors. She brings with her a wealth of business and finance expertise leading entrepreneurial growth companies which will be highly beneficial to Planet Fitness and our shareholders as we continue to build on brand momentum and execute our growth strategy.”

Mrs. Rathke most recently served as chief financial officer and treasurer of Keurig Green Mountain, Inc., where for 12 years she was responsible for leading the Company's finance organization, overseeing $1.5 billion of acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig, Mrs. Rathke was interim chief financial officer for Wild Oats Markets, Inc., a $900 million national natural and organic foods retailer. She also served for 11 years as chief financial officer and secretary for Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as controller. Prior to Ben & Jerry’s, Mrs. Rathke was senior manager for Coopers & Lybrand LLC.

Mrs. Rathke is a current member of the Board of Directors of Green Mountain Power Corporation and the Flynn Center for Performing Arts. She received a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont.

“I am excited to join the Planet Fitness Board of Directors,” said Mrs. Rathke. “I look forward to working with the management team and my fellow board members to build on the Company’s success and drive long-term value for all stakeholders.”

With more than 1,100 locations throughout the United States and Canada, Planet Fitness has revolutionized the fitness industry with extremely low membership fees, a high-quality experience and a unique Judgement Free Zone® unlike any other gym where members experience a hassle-free, non-intimidating environment.

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About Planet Fitness

Founded in 1992 in Dover, N.H., Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the United States by number of members and locations. As of March 31, 2016, Planet Fitness had more than 8.3 million members and 1,171 stores in 47 states, the District of Columbia, Puerto Rico, Canada and the Dominican Republic. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®.  More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Source: Planet Fitness, Inc.

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